As filed with the Securities and Exchange Commission on September 27, 2016

Registration No. 333-98297

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 2

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OUTERWALL INC.

(Exact name of Registrant as specified in its charter)

Delaware	94-3156448
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 114th Avenue S.E.

Bellevue, Washington 98004

(Address of principal executive offices, including zip code)

COINSTAR, INC.

1997 AMENDED AND RESTATED EQUITY INCENTIVE PLAN

1997 AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

STOCK OPTION AGREEMENT FOR GRANT TO CHIEF EXECUTIVE OFFICER

(Full title of the plans)

Galen C. Smith

Chief Financial Officer

Outerwall Inc.

1800 114th Avenue S.E.

Bellevue, Washington 98004

(425) 943-8000

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jens M. Fischer

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, Washington 98101-3099

(206) 359-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

The Registrant is filing this Post-Effective Amendment No. 2 to the Registration Statement on Form S-8 filed by the Registrant on August 16, 2002 (File No. 333-98297) (the “Registration Statement”) to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement. The Registration Statement has been amended by Post-Effective Amendment No. 1, filed by the Registrant on August 8, 2005 (File No. 333-98297), to deregister certain securities originally registered by the Registrant pursuant to the Registration Statement.

Effective as of September 27, 2016, as contemplated by the Agreement and Plan of Merger, by and among Aspen Parent, Inc., Aspen Merger Sub, Inc., Redwood Merger Sub, Inc., the Registrant and Redbox Automated Retail, LLC, dated July 24, 2016, Aspen Merger Sub, Inc. merged with and into the Registrant, with the Registrant surviving as a wholly owned subsidiary of Aspen Parent, Inc. (such transaction, the “Merger”).

As part of the Merger, the Registrant has terminated any and all offerings of the Registrant’s common stock pursuant to existing registration statements, including the Registration Statement, as amended. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Registrant’s common stock that remain unsold at the termination of the offering, the Registrant hereby removes from registration, by means of this Post-Effective Amendment No. 2 to the Registration Statement, all shares of the Registrant’s common stock registered under the Registration Statement, as amended, that remain unsold as of the effectiveness of the Merger.

II-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 27th day of September, 2016.

OUTERWALL INC.

/s/ Donald R. Rench
By:	Donald R. Rench
Chief Legal Officer and General Counsel

NOTE: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.